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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                SCHEDULE 13G/A
                                 Rule 13d-102


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                            Fidelity Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  31617J-30-6
                        ------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [_] Rule 13d-1(b)

                               [_] Rule 13d-1(c)

                               [_] Rule 13d-1(d)

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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.  31617J-30-6               13G                        Page 2 of 4
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  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Doron Cohen          SS# ###-##-####
------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3     SEC USE ONLY


------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Israel
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF
                          2,599,462
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             SAME
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING
                          2,599,462
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH

------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      2,599,462
------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.12%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT



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CUSIP NO.  31617J-30-6               13G                        Page 3 of 4
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Item 1(a). NAME OF ISSUER:

        Fidelity Holdings, Inc.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        80-02 Kew Gardens Road, Kew Gardens, NY 11415

Item 2(a). NAME OF PERSON FILING:

        Doron Cohen

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

        80-02 Kew Gardens Road, Kew Gardens, NY 11415

Item 2(c). CITIZENSHIP:

        Israel

Item 2(d). TITLE OF CLASS OF SECURITIES:

        Common Stock

Item 2(e). CUSIP NUMBER:

        31617J-30-6

Item 3. REPORTING PERSON:

        IN


Item 4. OWNERSHIP:

        See responses to Items 5-11 on page 2 above.


Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        Not Applicable


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CUSIP NO.  31617J-30-6               13G                        Page 4 of 4
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Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

        Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

        Not Applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

        Not Applicable

Item 9.  NOTICE OF DISSOLUTION OF A GROUP:

        Not Applicable

Item 10. CERTIFICATION:

        Not Applicable



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 31, 2001


                                               /s/ Doron Cohen
                                              ----------------------------------
                                              Doron Cohen